Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177130

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 3, 2011)

15,026,665 Shares

Sealed Air Corporation

Common Stock

$16.70 per share

The selling stockholder named in this prospectus supplement is selling 15,026,665 shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “SEE.” The last reported sale price of our common stock on the New York Stock Exchange on November 14, 2012 was $16.63 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$16.70	$250,945,306
Underwriting Discount	$0.075	$1,127,000
Proceeds to the selling stockholder (before expenses)	$16.625	$249,818,306

See “Underwriting” beginning on page S-8 of this prospectus supplement for more information.

The underwriter expects to deliver the shares to purchasers on or about November 19, 2012 through the book-entry facilities of The Depository Trust Company.

Barclays

November 14, 2012

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of shares of our common stock by the selling stockholder. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of our common stock offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement.

Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.

We are responsible for the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. Neither we nor the selling stockholder have authorized anyone to provide information or represent anything other than that contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. Neither we nor the selling stockholder are making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement some of the information we file with the Securities and Exchange Commission (the “SEC”), which means that we can disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus supplement. Any information contained in future SEC filings that are incorporated by reference into this prospectus supplement will automatically update this prospectus supplement, and any information included directly in this prospectus supplement shall update and supersede the information contained in past SEC filings incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below (File No. 001-12139) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K, except as noted below), until all the securities offered under this prospectus supplement are sold.

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the SEC on May 10, 2012, August 9, 2012 and November 9, 2012;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2012 (those portions incorporated by reference in Part III of our Annual Report on Form 10-K);

•

Our Current Report on Form 8-K/A filed with the SEC on December 19, 2011 (including Item 7.01(b) thereof) and Current Reports on Form 8-K filed with the SEC on January 18, 2012, January 30, 2012, February 9, 2012 (only with respect to Item 2.05), April 2, 2012, April 24, 2012, May 18, 2012, May 24, 2012, August 29, 2012, October 10, 2012, November 2, 2012 (only with respect to Item 1.01) and November 13, 2012; and

S-ii

•

The description of our common stock, par value $0.10 per share, contained in our Joint Proxy Statement/Prospectus filed as part of our Registration Statement on Form S-4 (File No. 333-46281), declared effective as of February 13, 1998.

We are responsible for the information provided in this prospectus supplement or incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus supplement or the date of such document incorporated by reference.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement. Requests for such copies should be made by writing or telephoning us at the following address:

Corporate Secretary

Sealed Air Corporation

200 Riverfront Boulevard

Elmwood Park, New Jersey 07407-1033

(201) 791-7600

You should read the information relating to us in this prospectus supplement together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except as noted above.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. We encourage you to read this entire prospectus, including the information incorporated by reference herein, “Risk Factors” and the financial statements and the notes thereto, before making an investment decision.

Our Company

We are a global leader in food safety and security, facility hygiene and product protection. We serve an array of end markets including food and beverage processing, food service, retail, health care and industrial, commercial and consumer applications. We have widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and now, as a result of our acquisition of Diversey Holdings, Inc. (“Diversey”) on October 3, 2011, Diversey® brand cleaning and hygiene solutions. We offer efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. We have approximately 26,300 employees who serve customers in 175 countries. We generated net sales of $5.6 billion and $5.7 billion for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

Recent Developments

Changes in Senior Management

On June 18, 2012, Carol P. Lowe joined the Company as Senior Vice President and Chief Financial Officer. Ms. Lowe has over twenty years of experience as a senior financial executive with experience in all financial and internal control activities, including financial planning and reporting, accounting, internal audit, investor relations, tax, treasury and risk management. Ms. Lowe is also a Certified Public Accountant and serves on the Board of Directors of Cytec Industries Incorporated.

On August 28, 2012, we announced that the Company’s President and Chief Executive Officer, William V. Hickey, has advised the Board of his intention to retire in March, 2013. In connection with the transition, the Board of Directors has elected Mr. Hickey as Chair of the Board effective September 1, 2012. Until his retirement, Mr. Hickey will continue as Chief Executive Officer of the Company but will no longer serve as President.

In connection with Mr. Hickey’s retirement, on August 27, 2012, the Board of Directors of the Company elected Jerome A. Peribere as President and Chief Operating Officer of the Company and appointed him as a director, effective as of September 1, 2012. Mr. Peribere worked at The Dow Chemical Company (“Dow”) from 1977 through August 2012. Mr. Peribere served in multiple managerial roles with Dow, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2010 through August 2012. Mr. Peribere currently serves as a board member of BMO Financial Corporation. Mr. Peribere will become Chief Executive Officer upon Mr. Hickey’s retirement.

On October 5, 2012, H. Katherine White, our Vice President, General Counsel and Secretary, advised the Company of her decision to retire from the Company in 2013.

Effective November 5, 2012, Jeffrey S. Warren, our controller, retired from the Company for personal reasons.

Divestiture

On October 30, 2012, we signed a definitive agreement to sell our Diversey operations in Japan for gross proceeds of USD-equivalent $377 million, subject to customary closing conditions. The transaction is expected to be completed in the fourth quarter of 2012. The transaction is expected to generate approximately $300 million in net cash, on an after tax basis. We intend to use the cash generated from this transaction to prepay a portion of the term loans outstanding under our senior secured credit facilities. We expect to record a pre-tax gain on the sale of approximately $260 million when the transaction is completed. There can be no assurance that the sale will be consummated as expected and that these proceeds will in fact be realized. The financial results for this discontinued operation are excluded from the financial results incorporated by reference herein for the three and nine months ended September 30, 2012. Furthermore, since these operations were part of the acquisition of Diversey on October 3, 2011, there is no impact of the divestiture on financial results incorporated by reference in this prospectus supplement for the three and nine months ended September 30, 2011.

Goodwill Impairment

During the third quarter of 2012, we identified an impairment within our Diversey segment due to lower-than-anticipated growth rates and operating margin performance from challenging macroeconomic conditions. As a result, we have recorded an estimated non-cash, pre-tax charge for impairment of goodwill and certain intangible assets, including the Diversey trademarks, of $1.3 billion. This estimated amount is subject to change. Goodwill arises in an acquisition when the fair value paid for a business exceeds the value of the identifiable net assets. We do not expect this impairment to result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of the Diversey segment, or impact compliance with our debt covenants. See Note 8, “Goodwill and Identifiable Intangible Assets,” in our unaudited consolidated financial statements for the quarter ended September 30, 2012 incorporated by reference herein for further information.

Amendment to Credit Agreement and New Debt Financings

We are in the process of amending and restating portions of our senior secured credit facilities. The proposed changes provide that (i) the term loan B facilities will be refinanced and the interest margins on such loans will decrease, (ii) the Japanese term loan A facility will be refinanced on substantially the same terms, with a smaller principal value, (iii) the financial maintenance covenant of Consolidated Net Debt to Consolidated EBITDA (as defined in the senior secured credit facilities) will be adjusted to provide additional flexibility for the Company and (iv) other amendments to be agreed will be implemented. Substantially concurrently with the closing of the proposed amendments and the sale of our Diversey operations in Japan, we intend to use the approximately $300 million in net cash, on an after tax basis, generated from such sale to pay down the term loans outstanding under our senior secured credit facilities. There can be no assurance that such amendment or the paydown will occur or that the terms of the amendment will be as we intend. Additionally, if we judge market conditions to be favorable, we intend to refinance certain of our existing notes through new debt financings in the near future, although there can be no assurance that such refinancing will occur at all or will occur on terms favorable to us.

Dividends

On October 11, 2012, our Board of Directors declared a quarterly cash dividend of $0.13 per common share. This dividend is payable on December 14, 2012 to stockholders of record at the close of business on November 30, 2012. The estimated amount of this dividend payment is $25 million based on 195 million shares of our common stock issued and outstanding as of October 31, 2012.

During the nine months ended September 30, 2012, we declared and paid quarterly cash dividends of $0.13 per common share on March 16, 2012 to stockholders of record at the close of business on March 2, 2012, on June 15, 2012 to stockholders of record at the close of business on June 1, 2012 and on September 14, 2012 to stockholders of record at the close of business on August 31, 2012. We used available cash totaling $75 million to pay these quarterly cash dividends.

The Offering

Common stock offered by the selling stockholder	15,026,665 shares

Common stock outstanding before and after this offering	194,513,709 shares

Selling stockholder	Commercial Markets Holdco, LLC is offering shares of common stock pursuant to this prospectus supplement. See “Selling Stockholder.”

Use of proceeds	We will not receive any proceeds from the sale of stock by the selling stockholder.

Dividend policy	On October 11, 2012, our board of directors declared a quarterly cash dividend of $0.13 per common share, which is payable on December 14, 2012 to stockholders of record at the close of business on November 30, 2012. On July 12, 2012, our board of directors declared a quarterly cash dividend of $0.13 per common share, which was paid on September 14, 2012 to stockholders of record at the close of business on August 31, 2012. We used $25 million of available cash to pay this quarterly dividend. On April 19, 2012, our board of directors declared a quarterly cash dividend of $0.13 per common share, which was paid on June 15, 2012 to stockholders of record at the close of business on June 1, 2012. We used $25 million of available cash to pay this quarterly dividend. On February 16, 2012, our board of directors declared a quarterly cash dividend of $0.13 per common share, which was paid on March 16, 2012 to stockholders of record at the close of business on March 2, 2012. We used $25 million of available cash to pay this quarterly cash dividend. Our credit agreement and the indenture governing our 8.125% senior notes due 2019 and our 8.375% senior notes due 2021 contain covenants that restrict our ability to declare or pay dividends. Dividends are paid at the discretion of our board of directors.

New York Stock Exchange symbol	“SEE”

Financial Advisor	Lazard Freres & Co. LLC (“Lazard”) is acting as a financial advisor to the selling stockholder in connection with this offering. Lazard is not acting as an underwriter and will not sell or offer to sell any securities and will not identify, solicit or engage directly with potential investors. In addition, Lazard will not underwrite or purchase any of the offered securities or otherwise participate in any such undertaking.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks described below, together with the risks beginning on page 4 of the accompanying prospectus and in our most recent Annual Report on Form 10-K as updated by our most recent Quarterly Reports on Form 10-Q, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in our common stock.

Risks Relating to this Offering and Our Common Stock

Future sales of our shares could depress the market price of our common stock.

Except as described in the paragraph below, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur, and these sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We and our directors and certain of our officers have agreed with the underwriter not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, including the sale of the shares in this offering, during the period from the date of this prospectus supplement continuing through the date that is 60 days after the date of the underwriting agreement, except with the prior written consent of the underwriter. In the future, we may issue our common stock in connection with investments or acquisitions. The amount of such common stock issued could constitute a material portion of our then outstanding common stock.

Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

In addition, in connection with the settlement agreement (the “Settlement Agreement”) in the bankruptcy case of W.R. Grace & Co. (“Grace”), we recorded a charge of nine million shares of common stock that we expect to issue under the Settlement Agreement upon the effectiveness of an appropriate plan or reorganization in the Grace bankruptcy, which was adjusted to eighteen million shares due to our two-for-one stock split in March 2007. These shares are subject to customary anti-dilution provisions that adjust for the effects of stock splits, stock dividends and other events affecting our common stock.

Provisions in our Certificate of Incorporation and By-Laws may discourage a takeover attempt.

Provisions contained in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our certificate of incorporation and by-laws impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change in control of our company. In addition, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or potential conditions, could reduce the market price of our common stock in spite of our operating performance. Volatility in the price of our common stock and the sale of substantial amounts of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. In addition, our operating results could be below the expectations of securities analysts and investors, and in response, the market price of our common stock could decrease significantly.

In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies including us and other companies in our industry. The price of our common stock could fluctuate based on factors that have little or nothing to do with our company and are outside of our control, and these fluctuations could materially reduce our stock price and your ability to sell your shares at a price at or above the price you paid for your shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. A variety of factors may cause actual results to differ materially from these expectations, including the implementation of our settlement agreement regarding the various asbestos-related, fraudulent transfer, successor liability, and indemnification claims made against the Company arising from a 1998 transaction with W. R. Grace & Co.; global economic conditions; changes in our credit ratings; changes in raw material pricing and availability; changes in energy costs; competitive conditions; currency translation and devaluation effects, including in Venezuela; the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts; the effects of animal and food-related health issues; pandemics; consumer preferences; environmental matters; regulatory actions and legal matters; successful integration of Diversey and the other risks described above under the caption “Risk Factors”. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus supplement, accompanying prospectus or in documents incorporated by reference herein are set forth in this prospectus supplement, including under the heading “Risk Factors.”

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date they were made and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement and the accompanying prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus supplement will be sold by the selling stockholder. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NYSE under the symbol “SEE.” The following table sets forth on a per share basis the high and low sales prices on the NYSE for our common stock for each of our fiscal quarters as indicated.

The last reported sale price of our common stock on November 14, 2012 on the NYSE was $16.63 per share. As of October 31, 2012, there were approximately 5,670 holders of record of our common stock. The table below shows the quarterly high and low closing sales prices of our common stock for the periods indicated.

	High	Low
2012
Fourth quarter (through November 14, 2012)	$17.20	$15.24
Third quarter	$16.67	$13.11
Second quarter	$19.95	$14.90
First quarter	$21.04	$17.38
2011
Fourth quarter	$18.72	$15.61
Third quarter	$23.87	$16.70
Second Quarter	$26.90	$21.89
First Quarter	$28.52	$25.15
2010
Fourth Quarter	$25.59	$22.25
Third quarter	$22.96	$19.49
Second Quarter	$23.26	$19.72
First Quarter	$22.02	$18.84

The following table shows our total cash dividends paid each year from 2007 through 2011.

	Total Cash Dividends Paid	Dividends Paid Per Common Share
	(In millions)
2007	$64.6	$0.40
2008	76.4	0.48
2009	75.7	0.48
2010	79.7	0.50
2011	87.4	0.52

Total	$432.4

On October 11, 2012, our board of directors declared a quarterly cash dividend of $0.13 per common share, which is payable on December 14, 2012 to stockholders of record at the close of business on November 30, 2012.

On July 12, 2012, our board of directors declared a quarterly cash dividend of $0.13 per common share, which was paid on September 14, 2012 to stockholders of record at the close of business on August 31, 2012. We used $25 million of available cash to pay this quarterly dividend.

On April 19, 2012, our board of directors declared a quarterly cash dividend of $0.13 per common share, which was paid on June 15, 2012 to stockholders of record at the close of business on June 1, 2012. We used $25 million of available cash to pay this quarterly cash dividend.

On February 16, 2012, our board of directors declared a quarterly cash dividend of $0.13 per common share, which was paid on March 16, 2012 to stockholders of record at the close of business on March 2, 2012. We used $25 million of available cash to pay this quarterly cash dividend.

The dividend payments discussed above are recorded as reductions to cash and cash equivalents and retained earnings on our condensed consolidated balance sheets. Our credit agreement and the indenture governing our 8.125% senior notes due 2019 and the 8.375% senior notes due 2021 contain covenants that restrict our ability to declare or pay dividends. However, we do not believe these covenants are likely to materially limit the future payment of quarterly cash dividends on our common stock. Dividends are declared at the discretion of our board of directors.

SELLING STOCKHOLDER

The table below sets forth certain information known to us, based upon written representations from the selling stockholder, with respect to the beneficial ownership of our shares of common stock held by the selling stockholder as of October 31, 2012.

In the table below, the percentage of shares beneficially owned is based on 194,513,709 shares of our common stock outstanding as of October 31, 2012, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of common stock shown as beneficially owned.

Unless otherwise described below, to our knowledge, none of the selling stockholder nor any of its affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus supplement. In addition, based on information provided to us, the selling stockholder is not an affiliate of a broker-dealer.

	Shares beneficially owned prior to this offering			Shares offered hereby	Shares beneficially owned as adjusted for this offering
Name of Selling Stockholder	Number		Percent		Number	Percent
Commercial Markets Holdco, LLC.	15,026,665	(1)	7.73	15,026,665	—	—

(1)	Helen P. Johnson-Leipold, as the trustee of the Appointive Distributing Trust B, u/a Samuel C. Johnson 1988 Trust Number One (“Trust B”), has voting and investment power with respect to 242,136 Class A membership units in Commercial Markets Holdco, LLC (“CMH”), or 54.5% of the voting power of CMH. As a result, Ms. Johnson-Leipold may be deemed to beneficially own the shares of common stock in which CMH has beneficial ownership.

The 242,136 Class A membership units over which Ms. Johnson-Leipold has voting and investment power consist of 242,136 Class A units of CMH owned by Trust B and no individual person has the unilateral right to remove and replace her as trustee.

UNDERWRITING

Barclays Capital Inc. is acting as underwriter of the offering. Subject to the terms and conditions stated in the underwriting agreement, the underwriter has agreed to purchase, and the selling stockholder has agreed to sell to the underwriter, all 15,026,665 shares of common stock offered hereby.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares if it purchases any of the shares.

Shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.05 per share. If all the shares are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms.

We, our directors and certain of our officers and the selling stockholder have agreed that, for a period of 60 days from the date of the underwriting agreement, we and they will not, without the prior written consent of the underwriter, sell, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to specified exceptions. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the New York Stock Exchange under the symbol “SEE.”

The following table shows the underwriting discounts and commissions that the selling stockholder is to pay to the underwriter in connection with the offering.

Paid by Selling Stockholder
Per share	$0.075
Total	$1,127,000

We and the selling stockholder estimate that our respective portions of the total expenses of this offering will be $535,000 and $1,300,000.

In connection with the offering, the underwriter may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriter of a greater number of shares than it is required to purchase in the offering.

•	Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

Lazard Freres & Co. LLC (“Lazard”) is acting as a financial advisor to the Selling Stockholder in connection with this offering. Lazard is not acting as an underwriter and will not sell or offer to sell any securities and will not identify, solicit or engage directly with potential investors. In addition, Lazard will not underwrite or purchase any of the offered securities or otherwise participate in any such undertaking. In exchange for acting as financial advisor, Lazard will receive a fee not to exceed $1.25 million.

IN CONNECTION WITH THE OFFERING, THE UNDERWRITER (OR PERSONS ACTING ON ITS BEHALF) MAY EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE SECURITIES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE UNDERWRITER (OR PERSONS ACTING ON ITS BEHALF) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE OF ADEQUATE PUBLIC DISCLOSURE OF THE FINAL PRICE OF THE RELEVANT SECURITIES AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN 30 DAYS AFTER THAT DATE. ANY STABILIZING ACTION MUST BE CONDUCTED BY THE UNDERWRITER (OR PERSONS ACTING ON ITS BEHALF) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

Conflicts of Interest

The underwriter is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have in the past performed commercial banking, investment banking and advisory services for us and the selling stockholder from time to time for which it has received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us or the selling stockholder in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, the underwriter and certain of its affiliates are lenders, and in some cases agents or managers for the lenders, under our credit facility.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

This prospectus has been prepared on the basis that any offer of securities in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that relevant member state of securities which are the subject of the offering contemplated in this prospectus as completed by this prospectus supplement in relation to the offer of those securities may only do so (i) in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer.

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus

Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The seller of the shares has not authorized and does not authorize the making of any offer of shares through any financial intermediary on its behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the seller or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to person in the United Kingdom that are relevant persons and will be engaged in only with such persons.

In connection with the offering, the underwriter is not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to its clients for providing advice in relation to the offering.

The underwriter:

(a)  has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)  has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment), are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of any dividends paid after December 31, 2013 and the proceeds of a sale of our common stock occurring after December 31, 2016 paid to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

VALIDITY OF THE SHARES

The validity of the shares of common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The underwriter is being represented by Sherman & Sterling LLP, New York, New York. The selling stockholder is being represented by McDermott Will & Emery LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and schedule of Sealed Air Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of the internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph stating that, Sealed Air Corporation acquired Diversey Holdings Inc., on October 3, 2011, and management excluded from its assessment of the effectiveness of Sealed Air Corporation’s internal control over financial reporting as of December 31, 2011, Diversey Holdings Inc.’s internal control over financial reporting associated with total assets of $6.5 billion (of which $4.7 billion represented goodwill and intangible assets included within the scope of the assessment) and total net sales of $796 million included in the consolidated financial statements of Sealed Air Corporation as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of Sealed Air Corporation also excluded an evaluation of the internal control over financial reporting of Diversey Holdings Inc.

Ernst & Young LLP, independent registered public accounting firm, has audited Diversey’s consolidated financial statements and schedule as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 as set forth in their report, which are incorporated by reference in this prospectus supplement by reference to our Current Report on Form 8-K/A, filed with the SEC on December 19, 2011. Diversey’s consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

31,699,946 Shares

Sealed Air Corporation

Common Stock

All of the shares of our common stock in this offering are being sold by the selling stockholders identified in this prospectus or a supplement hereto. The shares of our common stock that may be offered by each selling stockholder using this prospectus represent shares of our common stock that we issued to such selling stockholder in connection with our acquisition of Diversey Holdings, Inc. We will not receive any of the proceeds from the sale of these shares of our common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SEE.” On September 30, 2011, the closing sales price of our common stock as reported on the the New York Stock Exchange was $16.70 per share.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, the selling stockholders may sell, at any time and from time to time, in one or more offerings, shares of common stock received by them from us in our acquisition of Diversey Holdings, Inc. As allowed by the SEC rules, this prospectus and any prospectus supplement or other offering materials do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of such document or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since then.

When used in this prospectus, the terms “Sealed Air Corporation,” “the Company,” “we,” “our” and “us” refer to Sealed Air Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking statements so that investors can better understand a company’s future prospects and make informed investment decisions. Some of the Company’s statements in this prospectus, in documents incorporated by reference into this prospectus and in the Company’s future oral and written statements may be forward-looking. These statements reflect the Company’s beliefs and expectations as to future events and trends affecting the Company’s business, its consolidated financial position and its results of operations. These forward-looking statements are based upon the Company’s current expectations concerning future events and discuss, among other things, anticipated future performance and future business plans. Forward-looking statements are identified by such words and phrases as “anticipates,” “believes,” “could be,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. Forward-looking statements are necessarily subject to risks and uncertainties, many of which are outside the control of the Company that could cause actual results to differ materially from these statements.

While investors should carefully consider the list of risk factors discussed by the Company in this prospectus and in documents incorporated by reference into this prospectus, the list is not intended to set forth all risks that the Company may face and there could be other factors that affect the Company’s future financial position and results of operations.

Except as required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including the “Risk Factors” section and our financial statements and the related notes.

About Sealed Air Corporation

We are a leading global innovator and manufacturer of packaging and performance-based materials and equipment systems that serve a broad range of food, industrial, medical, and consumer end markets. We are globally recognized for leading brands, such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology. Our products include flexible food packaging materials and related systems, barrier packaging for case-ready meat products, air cellular cushioning materials containing a barrier layer, inflatable packaging, suspension and retention packaging, shrink films for industrial and commercial applications, protective mailers, and polyethylene foam and polyurethane foam packaging systems. We market our products using a total systems solution model which enables us to become a critical supplier to our customers. Our total systems model often involves the installation of our technology and equipment inside our customers’ facilities which results in significant recurring revenue. We operate in 52 countries with distribution in over 75 countries. We generated net sales of $4.7 billion for the twelve months ended June 30, 2011.

Corporate Information

Our principal executive offices are located at 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033. Our telephone number is (201) 791-7600. Our Internet website address is www.sealedair.com. Information on our website is not part of, or incorporated by reference in, this prospectus.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the matters discussed under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q filed on August 5, 2011, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other Exchange Act reports that we file with the SEC, which will be subsequently incorporated herein by reference; by any prospectus supplement accompanying this prospectus; or by a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Incorporation by Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of common stock being offered hereby are being sold by the selling stockholders identified in this prospectus, their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of shares of common stock. The selling stockholders will receive all of the net proceeds from this offering. See “Selling Stockholders.”

SELLING STOCKHOLDERS

This prospectus relates to the resale of shares of our common stock held by the selling stockholders listed below. The selling stockholders acquired these shares from us in a private offering pursuant to an exemption from registration provided by Regulation D, Rule 506 under Section 4(2) of the Securities Act in connection with our acquisition of Diversey Holdings, Inc. The registration statement of which this prospectus is a part of has been filed pursuant to registration rights granted to the selling stockholders as part of the acquisition.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of common stock held by the selling stockholders as of October 3, 2011. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. In particular, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided to us information regarding their common stock. Any changed or new information given to us by the selling stockholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

In the table below, the percentage of shares beneficially owned is based on 191,935,504 shares of our common stock outstanding as of October 3, 2011, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of common stock shown as beneficially owned.

Unless otherwise described below, to our knowledge, none of the selling stockholders nor any of their affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. In addition, based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers, if any, purchased the shares of common stock outside the ordinary course of business or, at the time of their acquisition of the shares of common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

	Prior to the offering[1]				After the offering (assuming all shares of common stock being offered are sold)
Name of Selling Stockholder	Number of shares of common stock beneficially owned		Percent of shares of common stock outstanding	Number of shares of common stock being registered for resale[2]	Number of shares of common stock beneficially owned	Percent of shares of common stock outstanding
CD&R Friends & Family Fund VIII, L.P.	35,451	(3)	*	35,451	—	*
Clayton, Dubilier & Rice Fund VIII, L.P.	13,998,342	(3)	7.29	13,998,342	—	*
Commercial Markets Holdco, LLC	15,026,665	(4)	7.83	15,026,665	—	*
SNW Co., Inc.	291,267		*	291,267	—	*
Unilever Swiss Holdings AG	1,222,988		*	1,222,988	—	*
2010 Philip W. Knisely
Irrevocable Investment Trust	7,355		*	7,355	—	*
John Edward Alexander	45,977		*	45,977	—	*
Marilyn Anderson	1,514		*	1,514	—	*
Gisselda Bagatin Lopes	2,790		*	2,790	—	*
Thottikamath Balakrishnan	2,539		*	2,539	—	*
Onat Bayraktar	2,139		*	2,139	—	*
Maurice Joseph Bechard	3,787		*	3,787	—	*
Todd Martin Blazei	4,652		*	4,652	—	*
Todd C. Brown	4,570		*	4,570	—	*
Pedro Jose Chidichimo	70,426		*	70,426	—	*
Harry Norman Clubb	54,796		*	54,796	—	*
Gregory Francis Clark	19,234		*	19,234	—	*
Antonio Luis Galvao Costa	6,561		*	6,561	—	*
Mark Charles Geisler	1,799		*	1,799	—	*
Andres Carlos Grimoldi	3,385		*	3,385	—	*
John Clarke Haertel	7,982		*	7,982	—	*
David John Hempel	2,779		*	2,779	—	*
Philip Todd Herndon	11,004		*	11,004	—	*
Shuichi Higaki	2,850		*	2,850	—	*
Brent William Hoag	8,956		*	8,956	—	*
Robert Montgomery Howe	10,704		*	10,704	—	*
Robert J. Israel	4,532		*	4,532	—	*
Michael H. Jenkins	8,826		*	8,826	—	*
S. Curtis Johnson	389,495		*	389,495	—	*
Helen P. Johnson-Leipold	16,441		*	16,441	—	*
Philip William Knisely	6,381		*	6,381	—	*
Edward Francis Lonergan	127,810		*	127,810	—	*
Clifton David Louis	13,737		*	13,737	—	*
Lori P. Marin	9,532		*	9,532	—	*
John W. Matthews	38,373		*	38,373	—	*
Richard Kenneth Mcevoy	4,022		*	4,022	—	*
Dezio Giuseppe Moreno	23,451		*	23,451	—	*
Stephen John Moser	5,238		*	5,238	—	*
John Mwangemi	980		*	980	—	*
Clive Anthony Newman	9,763		*	9,763	—	*
John Stephen Nelson	2,725		*	2,725	—	*
Paolo Giuseppe Piatti	2,113		*	2,113	—	*
George Joseph Parr	2,424		*	2,424	—	*
Dr. Michael Pryka	963		*	963	—	*
Sergio Alejandro Pupkin	5,641		*	5,641	—	*
Scott E. Putnam	10,604		*	10,604	—	*
David C. Quast	12,521		*	12,521	—	*
Jose A. Ramirez	1,406		*	1,406	—	*

	Prior to the offering[1]			After the offering (assuming all shares of common stock being offered are sold)
Name of Selling Stockholder	Number of shares of common stock beneficially owned	Percent of shares of common stock outstanding	Number of shares of common stock being registered for resale[2]	Number of shares of common stock beneficially owned	Percent of shares of common stock outstanding
Domenic Rapini	9,940	*	9,940	—	*
Kieron Michael Rathe	2,190	*	2,190	—	*
John Walter Rau	4,954	*	4,954	—	*
Gaetano Redaelli	4,226	*	4,226	—	*
Lori B. Ridgeway	432	*	432	—	*
Jorge Guillermo Hileman Rivera	6,528	*	6,528	—	*
Scott D. Russell	40,004	*	40,004	—	*
Yagmur Irfan Sagnak	40,034	*	40,034	—	*
Erasmo Santos	2,263	*	2,263	—	*
Vishal Sharma	1,418	*	1,418	—	*
Christopher J. Slusar	4,100	*	4,100	—	*
Alexander Reinier Tiedemann	12,244	*	12,244	—	*
Douglas Donald Walsh	16,395	*	16,395	—	*
Keith Whisenand	7,728	*	7,728	—	*
Total Shares Registered:			31,699,946

*	Represents less than 1% of the total aggregate number of shares of common stock outstanding as of October 3, 2011.
1	The amounts set forth in this column include the shares of common stock beneficially owned by each selling stockholder as of October 3, 2011.
2	The amounts set forth in this column are the numbers of shares of common stock that may be offered by each selling stockholder using this prospectus. These amounts do not represent any other shares of our common stock that the selling stockholders may own beneficially or otherwise.
3	CD&R Associates VIII, Ltd., as the general partner of Clayton, Dubilier & Rice Fund VIII, L.P., which we refer to as Fund VIII, and CD&R Friends & Family Fund VIII, L.P., which we refer to together with Fund VIII as the CD&R Investor Parties, may be deemed to beneficially own the shares of common stock in which the CD&R Investor Parties have beneficial ownership.

CD&R Associates VIII, L.P., as the sole stockholder of CD&R Associates VIII, Ltd., may be deemed to beneficially own the shares of common stock in which the CD&R Investor Parties have beneficial ownership.

CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may be deemed to beneficially own the shares of common stock in which the CD&R Investor Parties have beneficial ownership.

Each of CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is managed by a three person board of directors, and all board action relating to the voting or disposition of these shares of common stock requires approval of a majority of the applicable board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. may be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by the CD&R Investor Parties. Such persons expressly disclaim such beneficial ownership.

Each of CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of common stock in which the CD&R Investor Parties have beneficial ownership.

4.	Helen P. Johnson-Leipold, as the trustee of the Appointive Distributing Trust B, u/a Samuel C. Johnson 1988 Trust Number One (“Trust B”), has voting and investment power with respect to 242,136 Class A membership units in Commercial Markets Holdco, LLC (“CMH”), or 54.5% of the voting power of CMH. As a result, Ms. Johnson-Leipold may be deemed to beneficially own the shares of common stock in which CMH has beneficial ownership.

The 242,136 Class A units of CMH over which Ms. Johnson-Leipold has voting and investment power consist of 242,136 Class A units of CMH owned by Trust B. Ms. Johnson-Leipold is the trustee of Trust B, and no individual person has the unilateral right to remove and replace her as trustee.

Only selling stockholders identified above who beneficially own the shares of common stock set forth opposite their respective names and their pledgees, donees, transferees or other successors in interest may sell such securities under the registration statement.

PLAN OF DISTRIBUTION

The shares of common stock listed in the table appearing in the “Selling Stockholders” section of this prospectus are being registered to permit public offers and sales of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

Under the terms of the registration rights agreement between us and certain of the selling stockholders, we have agreed to pay all expenses of the registration of the shares of common stock, including SEC filings fees, except that such selling stockholders have agreed to pay underwriting discounts and commissions related to certain offerings and certain “road show” expenses. Our expenses for the registration of the shares of common stock are estimated to be $210,669.17.

The selling stockholders may sell their shares of common stock from time to time directly to purchasers or through underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the New York Stock Exchange or on any other national securities exchange on which the shares of common stock may be listed at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or in the over-the-counter market;

•	through the exercise of purchased or written options;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law.

In connection with sales of shares of common stock or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. A selling stockholder may also sell shares of common stock short and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such securities.

If underwriters are used, the shares of common stock will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to conditions. The underwriters will be obligated to purchase all of the offered shares of common stock if any are purchased. Underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares of common stock for whom they may act as agent. Underwriters may sell these shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

If dealers are utilized in the sale of shares of common stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholders may also sell shares of the common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of such shares and will list commissions payable by the selling stockholders to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may sell any of the shares of common stock directly to purchasers. In this case, the selling stockholders may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of the shares of common stock against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by the selling stockholders hereby will be the purchase price of such shares less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of such shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act, and the rules thereunder relating to stock manipulation, particularly Regulation M.

We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock by the selling stockholders. We do not assure you that the selling stockholders will sell any or all of the shares of common stock offered by it pursuant to this prospectus. In addition, we do not assure you that the selling stockholders will not transfer, devise or gift the shares of common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 under the Securities Act rather than pursuant to this prospectus.

Under the terms of the registration rights agreement between us and certain of the selling stockholders, we will be permitted to suspend the effectiveness of the registration statement or the use of this prospectus or any accompanying prospectus supplement during specified periods (not to exceed an aggregate of 90 days in any consecutive 365-day period) in certain circumstances, including circumstances relating to pending corporate developments.

Under the terms of the registration rights agreement between us and certain of the selling stockholders, each such selling stockholder has agreed that it will not, to the extent required by an underwriter of our securities, directly or indirectly sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including, without limitation, any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any shares of common stock offered by this prospectus for up to 90 days following the effective date of a registration statement of the Company filed under the Securities Act or the date of an underwriting agreement with respect to a firm commitment underwritten public offering of our securities without the consent of the underwriter (the “Stand-Off Period”); provided, however, that (a) all of our executive officers and directors then holding shares of our common stock shall enter into similar agreements for not less than the entire period required of such selling stockholders under the terms of the registration rights agreement; and (b) the selling stockholders shall be allowed any concession or proportionate release allowed to any (i) officer, (ii) director or (iii) other 5% or greater stockholder of the Company that entered into similar agreements; and provided further that such restrictions shall not be applicable (A) against any selling stockholder who was not provided the opportunity to include such selling stockholder’s shares of common stock offered by this prospectus in such offering pursuant to the terms of the registration rights agreement or (B) with respect to any shares of common stock offered by this prospectus a selling stockholder requested to be included in such offering that were not so included pursuant to the terms of the registration rights agreement, except, in the case of clause (B), with respect to a Stand-Off Period required by the underwriters with respect to a single underwritten offering undertaken by the Company pursuant to the Settlement Agreement and Release dated November 10, 2003 related to W.R. Grace & Co.

Under the terms of the registration rights agreement between us and certain of the selling stockholders, with respect to certain offerings of shares of common stock offered by this prospectus by the selling shareholders pursuant to firm commitment underwritten public offerings, we have agreed not to effect any public sale or distribution of, or to file any registration statement (other than registrations on Form S-8 or S-4 (or any successor forms) or registrations in connection with dividend reinvestment plans and stock purchase plans) covering, shares of our common stock or any derivatives thereof, for up to 90 days following the effective date of such offering, or such shorter period as may be agreed by the managing underwriter for such offering. We have also agreed to use our commercially reasonable efforts to cause each of our directors and senior executive officers to execute and deliver customary lock-up agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation (the “Certificate of Incorporation”) or of our amended and restated by-laws (the “By-laws”). The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our Certificate of Incorporation and By-laws are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibits 3.01 and 3.02 thereto.

Common Stock

We are authorized to issue up to 400,000,000 shares of common stock, par value $0.10 per share. There were 191,935,504 shares of our common stock issued and outstanding as of October 3, 2011.

Dividends. Dividends on shares of common stock may be declared by our Board from the surplus or net profits of the Company to the extent such funds are legally available for the payment of dividends.

Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Other Rights. In the event of any liquidation, holders of common stock will be entitled to share on a pro rata basis in all of the remaining assets and funds available for distribution under such liquidation, subject to the payment in full of all claims of creditors and prior rights of any class or series of preferred stock then outstanding. The rights of holders of common stock may only be modified by a vote of a majority of the shares outstanding or through the issuance of preferred stock as authorized in the Certificate of Incorporation. The shares of common stock have no preemptive, conversion or similar rights. The shares of common stock also have no redemption rights.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, par value $0.10 per share. No shares of our preferred stock were issued and outstanding as of October 3, 2011.

Under the Certificate of Incorporation, preferred stock may be issued from time to time in one or more series. Preferred stock will have the powers, designations, preferences and other rights and qualifications, limitations and restrictions stated in the Certificate of Incorporation and otherwise as fixed by our Board. Except as otherwise fixed by our Board or as required by law, the Certificate of Incorporation provides that holders of preferred stock of any series are entitled to one vote per share held, are entitled to vote share for share with the holders of common stock without distinction as to class and are not entitled to vote separately as a class or series of a class. Unless otherwise fixed by our Board, all series of preferred stock will rank equally and will be identical in all respects. All shares of any one series of preferred stock must be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates on which dividends thereon accumulate. The number of shares of preferred stock authorized to be issued may be increased or decreased from time to time by the affirmative vote of the holders of a majority of our stock entitled to vote, and the holders of the preferred stock will not be entitled to vote separately as a class or series of a class on any such increase or decrease.

The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third-parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. Except as described below, there are no current agreements or understandings with respect to the issuance of preferred stock and our Board has no present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if no such surplus exists, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law

Some provisions of our Certificate of Incorporation and By-laws and of Delaware law may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Size of Board and Vacancies

The number of directors on our Board will be fixed exclusively by our Board. Newly created directorships resulting from any increase in our authorized number of directors and vacancies will be filled by a majority of our directors then in office, though less than a quorum, or by a sole remaining director. A vacancy shall be deemed to exist in the case of death, removal or resignation of any director, or if stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole Board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board.

No Cumulative Voting

Our Certificate of Incorporation and By-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our Certificate of Incorporation of undesignated preferred stock makes it possible for our Board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Delaware Anti-takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Section 145 of the DGCL provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person’s conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a present or former director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

Our Certificate of Incorporation and By-laws provide that, to the fullest extent legally permitted by the DGCL, we will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company or for its benefit as a director, officer employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, from and against any and all expenses, liabilities and losses (including without limitation attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

Our Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL, our Certificate of Incorporation and our By-Laws permit the purchase by the Company of insurance for indemnification of directors and officers. We currently maintain directors and officers liability insurance.

NYSE Listing

Our shares of common stock are listed on the New York Stock Exchange. Our shares trade under the ticker symbol “SEE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

KPMG LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, as set forth in their report, which are incorporated by reference in the registration statement of which this prospectus is a part. Our consolidated financial statements and schedule are incorporated by reference in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus some of the information we file with the SEC, which means that we can disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings that are incorporated by reference into this prospectus will automatically update this prospectus, and any information included directly in this prospectus shall update and supersede the information contained in past SEC filings incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K).

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 25, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, filed with the SEC on May 6, 2011, and June 30, 2011, filed with the SEC on August 5, 2011;

•

Our Current Reports on Form 8-K filed with the SEC on January 3, 2011, January 14, 2011, April 11, 2011, May 20, 2011, June 3, 2011, June 22, 2011, July 18, 2011, August 2, 2011, September 15, 2011 and September 19, 2011; and

•

The description of our common stock, par value $0.10 per share, contained in our Joint Proxy Statement/Prospectus filed as part of our Registration Statement on Form S-4, declared effective as of February 13, 1998.

You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for such copies should be made by writing or telephoning us at the following address:

Corporate Secretary

Sealed Air Corporation

200 Riverfront Boulevard

Elmwood Park, New Jersey 07407-1033

(201) 791-7600

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.sealedair.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us.

15,026,665 Shares

Sealed Air Corporation

Common stock

PROSPECTUS SUPPLEMENT

Barclays

November 14, 2012